EXHIBIT 99
                        Special Conference Call
                  Proffitt's/Herberger's Announcement
                           November 12, 1996

Brad Martin

This is Brad Martin, the Chairman and Chief Executive Officer of
Proffitt's, Inc. I'm joined on the call today by Julia Bentley, the Senior VP of Investor Relations for the Company.

I would like to thank each of you for taking the time to join us for the call today. The purpose of our call is to outline the proposed business combination with Herberger's and to answer questions you may have. Due to the nature of the transaction and the fact that we will be entering a registration period, there will be certain issues, such as 1997 forward looking financial information, that we are prohibited from discussing at this time. Julia will talk more about that in a few minutes.

Proffitt's will combine its business with Herberger's in a stock-for-stock, tax-free transaction that will be accounted for as a pooling of interests. Proffitt's will issue 4.0 million shares of Common Stock in the transaction, representing a transaction equity value of approximately $152 million, based on our current stock price.

The Boards of both Companies approved the transaction last week. The merger is expected to be completed in early 1997 and is subject to certain conditions, including an effective registration statement filed with the SEC, a filing under the Hart-Scott-Rodino Antitrust Act, and approval by the shareholders of Herberger's. A Proffitt's shareholder vote is not required to approve the merger.

Upon closing the transaction, the Company will incur certain nonrecurring charges related to the costs of the transaction and the restructuring of Herberger's operations,

For those of you that may be unfamiliar with Herberger's, let me take a minute to give you an overview of the Company.

Herberger's is an employee-owned regional department store company offering moderate to better brand name and private label fashion apparel, shoes, accessories, cosmetics, and decorative home furnishings. The Company's stores are generally anchor stores in enclosed regional or community malls. Herberger's operates 40 stores in ten states, Minnesota, Montana, Nebraska, Wisconsin, North Dakota, South Dakota, Iowa, Colorado, Illinois, and Wyoming. They operate about 2.8 million gross square feet of space.

Major brands carried by Herberger's include Liz Claiborne, Susan
Bristol, Jones New York, Pendleton, Chaps by Ralph Lauren, Calvin Klein, Coach, Nine West, Estee Lauder, Clinique, and Lancome.

Herberger's was founded in 1927 and became 100% employee owned in 1972. The Company has grown from 11 to 40 stores since 1972.

For the twelve months ended August 3, 1996, Herberger's achieved sales of $328.5 million and net income of $9.9 million (before ESOP contribution and related charges). At that time, they had indebtedness of $36 million, $11 million of which was short-term borrowings on a revolving credit facility which is expected to be repaid by year end.

Upon completion of the transaction, Proffitt's, Inc. will operate five department store divisions, Younkers with 48 stores; Parisian with 38 stores; McRae's with 29 stores; Proffitt's with 26 stores; and Herberger's with 40 stores. Proffitt's, Inc. is the fastest growing and one of the largest department store companies in the country. The combined company will operate 181 stores in 24 states with annual revenues exceeding $2.3 billion.

I would like to discuss the rationale behind this transaction.

Proffitt's, Inc. currently operates stores in both small markets and larger metropolitan areas. The combination with Herberger's is a complement to our "small market" strategy, where in many cases, we are the only branded department store. In a vast majority of Herberger's markets, they serve as the only traditional branded department store. This combination significantly extends our Midwestern presence, providing a platform for future expansion. The contiguous geographical relationship of our stores, with virtually no market overlap, makes this combination a natural fit.

The merchandising strategies of our two companies are similar, with both Proffitt's and Herberger's emphasizing branded and selected private label merchandise targeted to middle- and upper-income families. However, we believe there are opportunities to improve the merchandising operations of the combined business through sharing of management personnel, business strategies, vendor relationships, and private label development. Certainly the buying power of the combined company will be further enhanced.

While many brands at Proffitt's and Herberger's are similar, Herberger's has not had relationships with certain key brands found at Proffitt's stores, such as Tommy Hilfiger. With Proffitt's strong vendor partnerships, we will be able to introduce certain of these prestige brands into the appropriate Herberger's stores.

About 7% of Proffitt's business is private label, and about 4% of Herberger's business is private label. While Proffitt's, Inc. will remain primarily a branded department store company, we see selective opportunities to increase private label offerings which should further differentiate our stores from our competitors and enhance gross margins. Our target is to increase private label sales to 10% to 15 % over the next two years. The addition of Herberger's volume will increase our ability to achieve that goal. Additionally, while Herberger's has some very well developed key businesses, such as children's and moderate men's and women's apparel, there are growth opportunities in underdeveloped businesses such as shoes, cosmetics, accessories, and better men's and women's apparel. We will continue to use the best practices approach to develop key businesses throughout the Company, capitalizing on the well-developed merchandise categories in each operating division.

We believe the business combination of Proffitt's and Herberger's will be modestly accretive to 1997 earnings per share based on the realization of modest synergies in the combined business. The transaction will also improve the financial leverage from Proffitt's existing levels, enhancing our capital structure and providing flexibility for the consideration of future strategic growth opportunities. Upon completion of the transaction, our total debt to capital will be below 50%, and excluding our $225 million of subordinated debt, senior debt of the combined company will be less than 30% of capital.

Let me take a minute to update you on our progress regarding the synergies process with Younkers and Parisian. As you recall, our targeted annualized synergy/cost savings number for the $600 million Younkers business is $10 million on an annualized basis and $6 million during the transition year of 1996. We remain on track to achieve our expected $6 million in expense savings for 1996. Our annualized target for the $675 million Parisian business is $12 million, with $7 million of savings expected in the transition year of 1997. Plans are in place to achieve these targets as well.

Of course, we also anticipate meaningful synergies with the Herberger's transaction. As soon as practical, designated teams of managers from both Proffitt's and Herberger's will begin their work in identifying synergies and best practices that allow us to most effectively and efficiently operate our existing business and to further position the Company for additional growth. Relatively quickly, there will be opportunities to eliminate duplicate overhead expenses (such as legal and accounting fees) and to increase our purchasing power in areas such as supply purchasing. We expect to have the Herberger's-related synergies identified and quantified shortly after closing the transaction, and we will share these with you at that time.

Herberger's does not issue a proprietary credit card, but instead has a co-branded VISA card with very limited penetration. We will consider extending our proprietary card base to the Herberger's chain which we believe could enhance sales and improve profitability over time.

Herberger's EBITDA for the last 12 months ended August 3, 1996 was $24 million, or 7.4% of sales, Proffitt's LTM EBITDA margin (including Parisian and before non-recurring items related to the Younkers merger) was 10.2%. Our goal is to increase our combined EBITDA margin (including Herberger's) to approximately 11% in 1997. Our operating margins should be enhanced through targeted sales growth opportunities, margin improvement, and the realization of meaningful cost savings identified through the Younkers, Parisian, and Herberger's synergy processes.

This transaction is a significant step in achieving Proffitt's strategic growth plans and further enhances Proffitt's position as one of the largest regional specialty department store chains in the United States. Our combination with Herberger's will increase our ability to enjoy substantial benefits associated with economies of scale in the consolidating department store industry, while retaining the flexibility to serve our customers effectively on a market by market basis. We believe that this merger will create value for our shareholders and opportunities for our associates.

I will now ask Julia Bentley to comment on our timetable for closing the transaction and our planned communications throughout the next couple of months.

Julia Bentley

After the call today, I will be available by phone to clarify any items discussed on today's call or covered in the press release. As Brad mentioned earlier, we are entering a registration period, so there will be some topics, such as certain forward-looking financial information, that we will be prohibited from discussing. I will note that on October 28, 1996, we released via press release and conference call, certain 1996 income statement guidance that remains unchanged. We are still comfortable with 1996 revenues in the 1.565 billion to 1.585 billion range and fully diluted earnings per share of $2.24 (prior to nonrecurring items). Our previous 1997 targets of revenues in the $2.120 billion to $2.150 billion range and fully diluted earnings per share of $2.75 are of course subject to change based on the Herberger's transaction. Shortly after the closing of the transaction, we will be in a position to provide revised targets for 1997.

The 1996 and 1997 forward-looking statements I just mentioned as well as forward-looking statements made by Brad are premised on many factors, and actual results might differ materially from projected results if there are any material changes in our assumptions. Forward-looking information and statements are based on a series of projections and estimates and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company, the competitive pricing environment within the department store industry, the effectiveness of planned advertising campaigns, appropriate inventory management, the realization of planned synergies, and effective cost containment.

We expect to file Hart-Scott-Rodino in mid-November, and we expect to file our registration statement with the SEC by the end of November and that it will be effective by the end of December or early January. The registration statement will contain historical pro forma financial information which will be available to the public once effective. We anticipate the transaction will close in early 1997, hopefully in conjunction with our fiscal year end, February 1, 1997.

Proffitt's will release third quarter results on Thursday, November 21 at the close of business as planned, and we will have our regularly scheduled conference call on Friday, November 22 at 10:00 a.m. ET. The dial in number is 816-650-0777.

Again, please call me at 423-981-6243 today or anytime in the next few days if I can be of assistance.

Brad Martin

Thank you, Julia. We would now be happy to answer questions about the transaction.


(After questions) While we are very excited about the transaction with Herberger's and the recently completed combination with Parisian, our management teams remain focused on the important Christmas season and on achieving our Operating plans for the remainder of the year.

Thanks for your time and interest.